AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                         CAPITAL GUARDIAN TRUST COMPANY

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser
("Adviser"), and CAPITAL GUARDIAN TRUST COMPANY, a California corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of December 3, 2007 (as amended, the "Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the JNL Series Trust; and

     WHEREAS, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses; and

     WHEREAS, the Adviser has replaced Capital Guardian Trust Company as Sub-Adviser to the JNL/Capital Guardian International Small Cap Fund ("Fund"); and

     WHEREAS, in order to reflect the above-referenced replacement, Schedule A and Schedule B must be amended to remove the Fund from the Agreement.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated May 1, 2010, attached hereto.

2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated May 1, 2010, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of May, 2010.

JACKSON NATIONAL ASSET                         CAPITAL GUARDIAN TRUST COMPANY
MANAGEMENT, LLC

By:   /s/ Mark D. Nerud                        By:  /s/ Darin Y. Kita


Name:    Mark D. Nerud                         Name:  Darin Y. Kita


Title:       President                         Title:  Vice President

                                   SCHEDULE A
                               DATED MAY 1, 2010
                                    (Funds)


                  JNL/Capital Guardian U.S. Growth Equity Fund


             JNL/Capital Guardian Global Diversified Research Fund


                   JNL/Capital Guardian Global Balanced Fund

                                   SCHEDULE B
                               DATED MAY 1, 2010
                                 (Compensation)



                  JNL/CAPITAL GUARDIAN U.S. GROWTH EQUITY FUND

Average Daily Net Assets          Annual Rate
------------------------          -----------
$0 to $100 Million:                    .40%

$100 to $600 Million:                  .34%

Over $600 Million:                     .32%




JNL/CAPITAL GUARDIAN GLOBAL DIVERSIFIED RESEARCH FUND

Average Daily Net Assets          Annual Rate
------------------------          -----------
$0 to $125 Million:                  .60%

$125 to $250 Million:                .50%

$250 to $400 Million:                .45%

Over $400 Million:                   .40%




JNL/CAPITAL GUARDIAN GLOBAL BALANCED FUND

Average Daily Net Assets          Annual Rate
------------------------          -----------
$0 to $600 Million:                  .50%

Over $600 Million:                   .475%